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                                                                      EXHIBIT 14

                          EDAC TECHNOLOGIES CORPORATION

                                                               EDAC
                                                               CODE
                                                               OF
                                                               CONDUCT

                                     A Guide
                                     to Legal
                                     and Ethical
                                     Standards
                                     for All
                                     Employees

                                                   EDAC TECHNOLOGIES CORPORATION

EDAC employees:

"At EDAC, we will cultivate an environment of mutual trust, honesty and respect." Along with integrity and fairness, these attributes form the basis for mutually beneficial relationships and are fundamental to the long-term survival of our business. Simply, good ethics is good business.

This Code of Conduct confirms our commitment to ethical behavior and compliance with laws wherever we work. As employees of EDAC, we are obliged to adhere to the provisions of this code. It is through strict adherence to this code that we will attract and retain customers; protect our company's interests; reward investor confidence; and maintain our reputation for quality and excellence.

Please read this material carefully, It is important - for you, to firmly uphold the principles and ideals embodied by this code.

Sincerely,

Dominick A. Pagano
President and Chief Executive Officer

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CONTENTS

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                                                                            Page
Overview..................................................................    1

Employee Relations........................................................    2

Environment, Safety and Health............................................    3

Conflicts of Interest.....................................................    4

Confidential Information..................................................    6

Prohibition on Insider Trading............................................    7

Fair Competition..........................................................    8

Questionable or Improper Payments.........................................    9

Accounting and Financial Records and Controls.............................   10

Government Business.......................................................   11

Political Activities and Contributions....................................   12

How to Seek Help, Obtain Information and Report Violations................   13

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OVERVIEW

THIS CODE OF CONDUCT DESCRIBES EDAC'S COMMITMENT TO LAWFUL AND ETHICAL CONDUCT IN ALL OF ITS AFFAIRS. NO MATTER WHERE WE WORK, HONESTY, INTEGRITY, AND FAIR DEALING ARE THE BASIS FOR A SOUND BUSINESS REPUTATION IN EVERY CULTURE. THE CODE CANNOT COVER ALL SITUATIONS WHERE LEGAL OR ETHICAL ISSUES MAY ARISE; HOWEVER, THE SPIRIT OF THE CODE EXTENDS BEYOND THE TOPICS DESCRIBED IN THESE PAGES.

Without exception, EDAC is committed to strictly observing all laws, and all employees are expected to uphold this commitment. Failure to comply with the law may subject the company and the individual(s) involved to substantial civil and criminal penalties.

Compliance with the law and the code, however, is the minimum standard of conduct in company affairs. All employees are expected to act with honesty, integrity and the highest business ethics in all EDAC relationships and to promote ethical behavior both within and outside of EDAC. We must remember that our actions are subject to scrutiny by a number of people, including customers, suppliers and shareholders, who are entitled to be associated with an ethical and law-abiding company.

Each employee has an obligation to observe the Code of Conduct and to comply with all applicable laws and regulations, including federal securities laws and regulations. It is also important for each employee to help other employees understand and comply with the code. Because of the importance of these standards, violations will not be tolerated and will result in appropriate disciplinary action, which may include termination of employment.

If this code does not provide information you need to make informed legal or ethical decisions, your first source for more information or help should be your immediate supervisor. If there is some reason that your immediate supervisor is not an appropriate source of help, contact your human resources representative or business unit management.

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EMPLOYEE RELATIONS

EDAC EXPECTS ALL EMPLOYEES TO VALUE THE DIVERSE BACKGROUNDS OF THEIR FELLOW EMPLOYEES AND TO CREATE AN ATMOSPHERE WHERE IDEAS CAN BE EXPRESSED FREELY IN AN ENVIRONMENT OF MUTUAL TRUST, HONESTY AND RESPECT.

Only by valuing diversity can the company achieve a high standard of excellence that will consistently meet or exceed the expectations of customers, shareholders, employees and the communities in which we live and work. Bias or discrimination based upon race, religion, gender, age, national origin or other legally protected status prevents us from achieving this objective and therefore must not be a part of our business practices.

                                       2
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ENVIRONMENT, SAFETY AND HEALTH

EDAC IS COMMITTED TO CONDUCTING ITS BUSINESS IN A MANNER THAT VALUES THE ENVIRONMENT AND HELPS TO ENSURE THE SAFETY AND HEALTH OF ITS EMPLOYEES.

It is the company's policy to comply with all applicable environmental, safety and health laws and regulations and to apply responsible standards where laws or regulations do not exist. Employees must use company equipment and handle, store and dispose of hazardous material and toxic wastes with care and in accordance with applicable law and with the company's established policies and procedures.

Employees should immediately notify facility management of any conditions that are perceived to violate environmental, safety or health laws or regulations, or that pose a danger to the environment, our employees or the communities in which we operate.

                                       3
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CONFLICTS OF INTEREST

ALL EMPLOYEES ARE EXPECTED TO CONDUCT THEIR ACTIVITIES WITH THE COMPANY'S BEST INTERESTS IN MIND.

EDAC recognizes and respects the right of employees to take part in financial, business and other activities outside their jobs. However, these external activities must not place an employee in an actual or apparent conflict with his or her responsibilities to EDAC.

A conflict of interest can arise under many circumstances, and generally occurs when any interest or activity outside of the company is allowed to:

-        influence your judgment when acting on behalf of the company;

-        compete against the company in any business activity;

-        divert business from the company;

- diminish efficiency and effectiveness in performing your regular duties; or

-        misuse company resources or influences.

AVOIDANCE OF CERTAIN OUTSIDE BUSINESS INTERESTS AND EMPLOYMENT

Employees are expected to avoid any investment, interest, association or relationship that interferes or might interfere with the independent exercise of judgment in the company's best interest. Employment with, consulting for or other substantial business interests in a competitor must never be undertaken. Employment with, consulting for or other substantial business interests in a supplier or customer is prohibited unless first reviewed and approved in writing by EDAC executive management.

RELATIONSHIPS WITH CUSTOMERS, VENDORS AND SUPPLIERS

EDAC buys many goods and services from others. The selection of services or goods should be based solely upon price, quality, service and need. Employees involved in the selection and/or purchase of goods and services from vendors and suppliers should avoid situations that could interfere, or appear to interfere, with their ability to make free and independent decisions regarding purchases on behalf of the company.

                                       4
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Sales of EDAC products and services to customers and purchases from suppliers must be free from any inference or perception that favorable treatment was sought, received or given whether in the form of gifts, favors, entertainment, services or other gratuities. If you are offered or receive any substantial gift or favor, it should not be accepted and your supervisor should be notified. This guideline does not apply to items of small value commonly exchanged in business relationships, but even in this case, discretion and common sense should be your guide.

APPLICATION TO THE EMPLOYEE'S FAMILY

Conflicts of interest, such as described earlier, may arise when the employee's immediate family is involved. While EDAC recognizes that family members may have personal interests that are beyond the control of the employee, employees need to be sensitive to such potential conflicts so as to avoid compromising EDAC's interests.

In addition, employees should not supervise, be under the supervision of, or be in a position to influence the salary or conditions of employment of a family member.

DUTY TO DISCLOSE

It is the employee's duty to disclose promptly any circumstances that might constitute a conflict of interest. If you suspect a conflict of interest exists, contact your immediate supervisor and/or manager so that the matter can be resolved promptly.

                                       5
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CONFIDENTIAL INFORMATION

Confidential information is any information or knowledge created, acquired or controlled by EDAC that the company has determined should be safeguarded from improper public disclosure. Confidential information may include, but is not limited to, financial records, business plans, sales and marketing data, employee records, such as medical records and salary data, and technical information.

The unauthorized release of confidential information can cause the loss of a critical competitive advantage, hurt relationships with customers and embarrass or harm fellow employees.

Each of these confidential areas covers a range of information. For example, technical information may include designs and drawings; engineering and manufacturing know-how and processes; company business and product plans with outside vendors; a variety of internal databases; patent and trademark applications; and copyrighted material, including software.

Each employee, whether as an originator, custodian, user or recipient of confidential information must ensure that company information under his or her direction and/or control is properly safeguarded in accordance with company policies and instructions. These policies include limiting access to confidential information to authorized persons with a "need to know"; disclosing confidential information only where there is a valid business need and only then as specified in company policies and instructions; and refraining from using company information for personal benefit or other non-company purposes.

Unauthorized releases of confidential information, whether intentional, unintentional or suspected, should be reported immediately to EDAC management.

                                       6
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PROHIBITION ON INSIDER TRADING

BECAUSE EDAC SHARES OF STOCK ARE PUBLICLY TRADED, EMPLOYEES ARE PROHIBITED FROM TRADING OR RECOMMENDING THE TRADING OF EDAC STOCK OR OTHER SECURITIES WHEN THEY POSSESS "MATERIAL NONPUBLIC INFORMATION" ABOUT THE COMPANY.

Material nonpublic information is nonpublic information about EDAC that a reasonable investor would consider important in making a decision to buy, sell or hold. This includes, for example, nonpublic information on earnings, changes in dividend rates, significant gains or losses of business, tender offers, or significant acquisition or divestiture negotiations.

All of EDAC's employees are subject to EDAC's Insider Trading Policy. Disclosing material nonpublic information, acting on such information, or recommending others to act based on the information violates EDAC's Insider Trading Policy and federal and state securities laws. To avoid this risk:

- Do not buy or sell EDAC stock when you have material nonpublic information about the Company. You may exercise stock options for cash under the Company's stock option plans you have material nonpublic information about the Company, but you may not sell any shares issued upon such exercise at that time.

- Do not pass on material nonpublic information about EDAC to friends, relatives, or others. If you do pass on material nonpublic information and the listener uses it to trade in EDAC stock, it may violate EDAC's Insider Trading Policy and federal and state securities laws.

- Do not suggest to friends, relatives or others that they should trade in EDAC stock when you have material nonpublic information about EDAC.

- Do not discuss material nonpublic information with co-workers, except to the extent that it is necessary for you to do your job.

For further information, please review EDAC's Insider Trading Policy or contact EDAC management.

                                       7
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FAIR COMPETITION

FAIR COMPETITION IS A FUNDAMENTAL PRINCIPLE OF OUR FREE ENTERPRISE SYSTEM. THE PURPOSE OF COMPETITION LAWS, ALSO KNOWN AS ANTITRUST, MONOPOLY OR FAIR TRADE LAWS, IS TO PROTECT THE COMPETITIVE MARKET SYSTEM.

The company will not engage in or support activities that improperly restrain trade or that constitute unfair business practices or predatory economic conduct. It is necessary for the company and its employees to obey the competition laws, both of the United States and of any other country where it does business. Also, the company and its employees must abstain from any activity that may violate or give the appearance of an intention to violate competition laws.

The competition laws are complex and many of the concepts are subject to varying interpretations. While there are differences between the competition laws in many countries, generally the same kinds of conduct are prohibited. Among the activities that have been clearly identified as violations of law are those that involve agreements with competitors to:

- fix prices or terms or conditions of sale for competing products or services;

- divide or allocate customers, bids, markets or territories for competing products or services;

- refuse to sell to particular buyers or to buy from particular suppliers; or

-        exchange nonpublic sales information.

Improper agreements may involve not only express commitments, but also informal understandings. Those understandings sometimes are inferred merely from the actions of competitors, including conversations with competitors on the subjects identified above. Consequently, no employee should ever discuss with competitors the activities described above or other matters that might be construed as seeking to improperly restrict or limit competition. In addition, relationships with customers, whether embodied within written agreements and understandings or otherwise, must reflect a commitment to proper trade practices and compliance with applicable laws.

                                       8
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QUESTIONABLE OR IMPROPER PAYMENTS

THE COMPANY'S PRODUCTS AND SERVICES ARE TO BE SOLD EXCLUSIVELY ON THE BASIS OF QUALITY, SERVICE, PRICE AND OTHER LEGITIMATE MARKETING ATTRIBUTES.

The company prohibits bribes, kickbacks or other improper payments, whether made directly or indirectly, to any individual or organization, including government officials, political parties, customers, distributors, agents or private persons. Similarly, acceptance of bribes, kickbacks or other improper payments in any form for any purpose is prohibited. Additionally, the use of over-billings or other artificial methods of payment to assist a customer, agent or distributor to evade the tax or exchange-control laws of any country is improper.

This company prohibition against improper payments applies everywhere we do business. It also extends beyond those activities which may be illegal under federal statutes, such as the Foreign Corrupt Practices Act, or commercial bribery laws of individual states and of other countries, and includes gifts or entertainment that may violate a customer's internal policies. The making of so-called "questionable" or "improper" payments is impermissible anytime and anywhere. Most importantly, such payments have no place in our way of doing business.

                                       9
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ACCOUNTING AND FINANCIAL RECORDS AND CONTROLS

THE COMPANY'S MANAGEMENT, CREDITORS AND SHAREHOLDERS ARE ENTITLED TO FINANCIAL STATEMENTS THAT FAIRLY PRESENT THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The company's ability to deal honestly and fairly with suppliers, customers and employees depends upon each and every transaction being recorded accurately and completely. Accordingly, the company's records and books of account must be truthful and complete for all company transactions.

The company is committed to a system of internal controls sufficient to provide reasonable assurance that transactions are executed and recorded in accordance with management authorization and company policy, to permit preparation of reliable financial statements and to maintain financial control overall.

No payment on behalf of the company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. No undisclosed or unrecorded funds or assets shall be established or maintained for any purpose. No false or misleading entries shall be made in any books or records for any reason. No employee may take or facilitate any action to fraudulently influence, coerce, manipulate or mislead EDAC's independent auditors for the purpose of rendering EDAC's financial statements materially misleading.

EDAC's principal executive officer, principal financial officer and controller or principal accounting officer (and persons performing similar functions) are responsible to promote and oversee systems and procedures reasonably designed to facilitate EDAC's ability to provide full, fair, accurate, timely and understandable disclosure in reports and documents that EDAC files with, or submits to, the SEC and in other public communications made by EDAC.

                                       10
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GOVERNMENT BUSINESS

THE GOVERNMENT OF THE UNITED STATES IS IMPORTANT AND A VALUED CUSTOMER OF THE COMPANY. TO PROTECT THE PUBLIC INTEREST, COMPLIANCE WITH A NUMBER OF LAWS AND REGULATIONS IS REQUIRED OF ALL CONTRACTORS WHO WISH TO DO BUSINESS WITH A GOVERNMENT.

Strict compliance with laws and regulations covering government business is essential. Even the appearance of impropriety can erode public confidence in the company and in the government procurement process.

Gifts, favors, entertainment or meals, no matter how nominal, may not be offered to government employees or officials, regardless of purpose or intent. In addition, United States law prohibits government contractors and government procurement officials from engaging in certain activities while the procurement is being conducted, including soliciting or discussing post-government employment, and seeing, soliciting or disclosing proprietary or source selection information regarding a procurement. These prohibitions go into effect with the development, preparation and issuance of a solicitation through the award of a contract and any modifications or extension of the contract.

All employees involved in government contract work are expected to familiarize themselves and to comply with the special regulations, the law and the company's own guidelines for handling government business, including the obligations to comply with contract specifications, to accurately report cost and pricing data, to prevent disclosure of classified material, and to comply with restrictions on the employment of former government employees.

Questions regarding the applicability of government procurement laws should be referred to the human resources department.

                                       11
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POLITICAL ACTIVITIES AND CONTRIBUTIONS

BECAUSE AN ACTIVE AND INFORMED CITIZENRY IS VITAL TO THE FUNCTIONING OF THE GOVERNMENT PROCESS, THE COMPANY ENCOURAGES EMPLOYEES TO PARTICIPATE IN THE POLITICAL PROCESS AND TO TAKE PART IN PUBLIC MATTERS OF THEIR OWN CHOICE.

While the company encourages individual participation in political activity, no employee shall make contributions from company or subsidiary funds or property to any political parties or candidates, even when local laws may permit such practices. Further, no employee shall, on behalf of the company, attempt to influence another employee's decision to make, or refrain from making, a personal political contribution to a candidate or a party.

This policy is not intended, however, to prevent the communication of EDAC's views to legislators, governmental agencies or to the general public with respect to existing or proposed legislation or governmental policies or practices affecting business operations. Further, reasonable costs incurred by the company to establish or administer political action committees or activities to solicit voluntary political contributions from employees are permissible where such costs are incurred in accordance with existing laws.

                                       12
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HOW TO SEEK HELP, OBTAIN INFORMATION AND REPORT VIOLATIONS

The company has designated personnel to assist employees in obtaining more information about any topics described in the Code of Conduct or in resolving questions involving applicable laws, ethics and conduct. Employees should not hesitate to take advantage of this help by contacting EDAC human resources department.

An employee with a need for help or information is encouraged to discuss that need with his or her immediate supervisor. If there is a reason why asking your immediate supervisor is inappropriate, contact your human resource representative or business unit management.

You are responsible for reporting violations of laws, rules, regulations or this Code to your immediate supervisor or, if this is not feasible or you feel your concerns have not been resolved, to EDAC's Chief Financial Officer or another officer of EDAC. It is our policy not to retaliate for any reports made in good faith. You may also report concerns regarding the matters addressed in this Code, suspected misconduct or any questionable accounting or auditing matters with respect to EDAC on a confidential basis by making a report to Glenn Purple. Glen Purple is responsible to keep a whistleblower's identity confidential unless the person agrees to be identified, identification is necessary to allow EDAC or law enforcement officials to investigate or respond effectively to the report, identification is required by law or the report is baseless and not made in good faith.

The Board of Directors will have final responsibility for the interpretation and administration of the Code. Only the Board of Directors (or a committee of the Board) may grant waivers of any of the provisions of this Code.

                                       13